EXHIBIT 99.1


                           OPHTHALMIC IMAGING SYSTEMS

OPHTHALMIC IMAGING SYSTEMS                                             CONTACTS:
                                                                  GIL ALLON, CEO
221 LATHROP WAY, SUITE 1                                      ARIEL SHENHAR, CFO
SACRAMENTO, CA 95815                                              (916) 646-2020
                                                              INVESTOR RELATIONS
                                                       TODD FROMER/GARTH RUSSELL
                                                                  KCSA WORLDWIDE
                                                       212-896-1215/212-896-1250

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                      OPHTHALMIC IMAGING SYSTEMS ANNOUNCES
                          RECORD FIRST QUARTER RESULTS

               Company Reports 14th Consecutive Profitable Quarter

SACRAMENTO, CALIF., MAY 9, 2005 -- Ophthalmic Imaging Systems (OTCBB:OISI) today reported record financial results for the first quarter ended March 31,2005.

The Company reported net revenues of $2,840,000 for the first quarter of 2005 compared with net revenues of $2,397,000 for the first quarter of 2004, an increase of 18.5%. Net income for the first quarter of 2005 climbed 39.3% to $334,000 or $0.02 earnings per basic and diluted share, compared with net income of $240,000, or $0.02 earnings per basic and diluted share, for the first quarter of 2004.

"This was another record quarter for the Company as revenues and net income continued to grow. Our financial strength continues to improve as we grow our business by expanding our offerings," stated Gil Allon, Chief Executive Officer of the Company. "As of March 31, 2005, OIS's shareholder equity increased to approximately $2,764,000 compared to approximately $403,000 for the quarter ending March 31, 2004."

Mr. Allon concluded, "We are encouraged by the progress achieved in the introduction of Ophthalmology Office(TM), our informatics product. In the first quarter of 2005, the company recorded the first meaningful revenues from sales of Ophthalmology Office(TM). During 2004 we contributed significant resources to the introduction of OphthalmoloGy Office(TM), and expect to experience material sales of this product line in 2005 as it becomes one of our majOr growth factors ill the near and mid terms."

ABOUT OPHTHALMIC IMAGING SYSTEMS
Ophthalmic Imaging Systems, a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-market and support their products
through   an   extensive   network   of   dealers,   distributors,   and  direct
representatives.

                             * ** *CONTINUED* ** **

Ophthalmic Imaging Systems
Press Release
MAY 9,2005

                           OPHTHALMIC IMAGING SYSTEMS
                             SELECTED FINANCIAL DATA
                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                             (UNAUDITED)
                                                                                    THREE MONTHS ENDED MARCH 31,
                                                                                      2005                2004
                                                                               --------------      ---------------

Net Sales                                                                      $    2,840,025      $    2,397,069

Cost of sales                                                                       1,165,867             957,546
                                                                               -----------------------------------

Gross profit                                                                        1,674,158           1,439,523
Operating expenses:
     Sales and marketing                                                              728,004             659,682
     General and administrative                                                       312,996             247,465
     Research and development                                                         242,408             247,236
                                                                               -----------------------------------
              Total operating expenses                                              1,283,408           1,154,383
                                                                               -----------------------------------
Income from operations                                                                390,750             285,140
Interest and other expense, net                                                       (52,590)            (45,325)
                                                                               -----------------------------------
Net income before income taxes                                                        338,160             239,815
Income taxes                                                                           (4,000)                  -
                                                                               -----------------------------------
Net income                                                                     $      334,160      $      239,815
                                                                               ===================================

Shares used in the calculation of basic net income per share                       15,041,141          14,436,547
Basic net income per share                                                     $         0.02      $         0.02

Shares used in the calculation of diluted net income per share                     16,318,728          15,465,852
Diluted net income per share                                                   $         0.02      $         0.02
                                                                               ===================================




Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.